EXHIBIT 23
                         CONSENTS OF EXPERTS AND COUNSEL


         ROSSI & ASSOCIATES, ATTORNEYS, P.A.
         1700 E. Las Olas Blvd., Penthouse III, Ft. Lauderdale,
         Florida 33301    305-761-7617    Fax: 305-761-7117

November 7, 1997
Energy Optics, Inc.
Attn: President
29425 C.R. 561
Tavares, FL 32778

RE: SEC Registration Statement on Form S-8

Dear Sir/Madam:

This firm ("Firm") has been engaged as counsel for Energy Optics, Inc., a New Mexico corporation ("Company"), in connection with its proposed offering under the Securities Act of 1933, as amended (the "Act"), of one hundred fifty thousand (150,000) shares of its Common Stock which are to be issued under a plan for consulting services by the Company, by a filing of a Registration Statement under Form S-8 to which this opinion is a part, to be filed with the Securities and Exchange Commission ("Commission"). In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies of the following:

         1. Articles of Incorporation of the Company, and any amendments, as filed with the Secretary of State of New Mexico;

         2. By-Laws of the Company and Written Consent or Minutes of a Meeting of the Board of Directors on or about November 7, 1997, authorizing the consulting Plan ("Plan") with certain consultants and certain other matters;

         3.  Consultant Services Plan by the Company dated November 7, 1997;

         4. The Company's Registration Statement on Form S-8 and exhibits thereto as filed with the Commission.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photostatic copies, and the authenticity of the originals of such copies and the truth of all information supplied us.


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We have further assumed, among other things, that the recipient of the Shares will have completed the required services, and/or provided considerations required acceptable to the Board of Directors and in compliance with Form S-8 and that any Shares to be issued will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such Shares. We have not independently investigated or verified any matter, assumption, or representation.

Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will be duly and validly authorized, legally issued, fully paid and nonassessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares, pertaining to services to be preformed in the future (such transactions are required to be included in either a new registration Statement or a Post-Effective Amendment to the Registration Statement including updated opinions).

This opinion is limited. We consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based upon our assumptions as to application of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters which come to our attention hereafter.

Sincerely yours,
ROSSI & ASSOCIATES, ATTORNEYS, P.A.